Exhibit 99.1

Leap Therapeutics Announces Pricing of $45 million of Common Stock and Pre-Funded Warrants

Cambridge, MA – June 18, 2020 – Leap Therapeutics, Inc. (NASDAQ:LPTX), a biotechnology company focused on developing targeted and immuno-oncology therapeutics, today announced the pricing of an underwritten public offering of its common stock at a public offering price of $2.00 per share and of pre-funded warrants to purchase shares of its common stock at a public offering price of $1.999 per pre-funded warrant, which represents the per share public offering price for the common stock less the $0.001 per share exercise price for each pre-funded warrant. The gross proceeds to Leap from this offering are expected to be approximately $45 million, before deducting underwriting discounts and commissions and other estimated offering expenses payable by Leap. All shares of common stock and pre-funded warrants to be sold in the offering will be offered by Leap. In addition, Leap has granted the underwriters a 30-day option to purchase up to an aggregate of an additional 3,375,000 shares of its common stock at the public offering price per share, less underwriting discounts and commissions. The offering is expected to close on or about June 22, 2020, subject to satisfaction of customary closing conditions.

Piper Sandler & Co. and Raymond James & Associates, Inc. are acting as book-running managers for the offering. Robert W. Baird & Co. Incorporated is acting as the lead manager. H.C. Wainwright & Co. and Ladenburg Thalmann & Co. Inc are acting as co-managers.

Leap intends to use the net proceeds from the offering to fund: (i) the continued development of DKN-01; (ii) manufacturing of clinical trial material; and (iii) general corporate purposes, including working capital and other general and administrative expenses.

The securities will be offered and sold pursuant to an effective shelf registration statement on Form S-3 (File No. 333-223419) that was previously filed by Leap with the Securities and Exchange Commission (the “SEC”) on March 2, 2018 and was declared effective by the SEC on March 16, 2018. A preliminary prospectus supplement and the related prospectus has been filed with the SEC and will be available for free on the SEC’s website at http://www.sec.gov. Copies of the final prospectus supplement and the accompanying prospectus relating to the offering, when available, may be obtained from: Piper Sandler & Co., 800 Nicollet Mall, J12S03, Minneapolis, MN, 55402, Attention: Prospectus Department, by telephone at (800) 747-3924 or by email at prospectus@psc.com; or Raymond James & Associates, Inc., Attention: Equity Syndicate, 880 Carillon Parkway, St. Petersburg, Florida 33716, or by telephone at (800) 248-8863, or e-mail at prospectus@raymondjames.com.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Leap Therapeutics

Leap Therapeutics (Nasdaq:LPTX) is focused on developing targeted and immuno-oncology therapeutics. Leap's most advanced clinical candidate, DKN-01, is a humanized monoclonal antibody targeting the Dickkopf-1 (DKK1) protein, a Wnt pathway modulator. DKN-01 is in clinical trials in patients with esophagogastric, hepatobiliary, gynecologic, and prostate cancers. Leap has formed a partnership with BeiGene, Ltd. for the rights to develop DKN-01 in Asia (excluding Japan), Australia, and New Zealand. For more information about Leap Therapeutics, visit http://www.leaptx.com or our public filings with the SEC that are available via EDGAR at http://www.sec.gov or via https://investors.leaptx.com/.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, which involve risks and uncertainties. These statements include statements relating to the proposed offering, Leap’s intention to grant the underwriters an option to purchase additional shares, Leap’s intended use of proceeds from the offering, Leap’s expectations with respect to the development and advancement of DKN-01, including the initiation, timing and design of future studies, enrollment in future studies, potential for the receipt of future option exercise, milestones or royalty payments from BeiGene, and other future expectations, plans and prospects. Although Leap believes that the expectations reflected in such forward-looking statements are reasonable as of the date made, forward-looking statements are subject to known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from our expectations. Such risks and uncertainties include, but are not limited to: that the initiation, conduct, and completion of clinical trials, laboratory operations, manufacturing campaigns, and other studies may be delayed, adversely affected, or impacted by COVID-19 related issues, the accuracy of our estimates regarding expenses, future revenues, capital requirements and needs for financing; the outcome, cost, and timing of our product development activities and clinical trials; the uncertain clinical development process, including the risk that clinical trials may not have an effective design or generate positive results; our ability to obtain and maintain regulatory approval of our drug product candidates; the size and growth potential of the markets for our drug product candidates; our ability to continue obtaining and maintaining intellectual property protection for our drug product candidates; and other risks. Detailed information regarding factors that may cause actual results to differ materially will be included in Leap Therapeutics' periodic filings with the SEC, including Leap's Annual Report on Form 10-K for the fiscal year ended December 31, 2019, as filed with the SEC on March 16, 2020 and as may be updated by Leap’s Quarterly Reports on Form 10-Q and the other reports we file from time to time with the SEC. Any forward-looking statements contained in this release speak only as of its date. We undertake no obligation to update any forward-looking statements contained in this release to reflect events or circumstances occurring after its date or to reflect the occurrence of unanticipated events.

CONTACT:

Douglas E. Onsi

President & Chief Executive Officer

Leap Therapeutics, Inc.

617-714-0360

donsi@leaptx.com

Heather Savelle

Investor Relations

Argot Partners

212-600-1902

heather@argotpartners.com